Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Columbia Equity Trust, Inc. on Form S-11 of our reports dated May 26, 2005 relating to the financial statements of Columbia Equity Trust, Inc. and the statement of revenues and certain expenses of the Barlow Building, and our reports dated April 26, 2005 relating to the combined financial statements of Columbia Equity Trust, Inc. Predecessor, the combined statement of revenues and certain expenses of four properties commonly referred to as Fair Oaks, Greenbriar, Sherwood Plaza and Meadows IV, the statements of revenues and certain expenses of Loudoun Gateway IV, the statement of revenues and certain expenses of the Suffolk Building, the financial statements of King I, LLC, the financial statements of Madison Place, LLC and the financial statements of Carr Capital 1575 Eye Associates, LLC, all appearing in Amendment No. 6 to the Registration Statement No. 333-122644 on Form S-11 of Columbia Equity Trust, Inc. and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Amendment No. 6 to such Registration Statement No. 333-122644; Amendment No. 6 to Registration Statement No. 333-122644 is incorporated by reference in this registration statement.

/s/ Deloitte & Touche LLP
McLean, Virginia
June 29, 2005